UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 8, 2017

Weyland Tech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51815	46-5057897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

198 Wellington Street,
8/F The Wellington,
Central, Hong Kong SAR.
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	+852 9316 6780

         N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On April 8, 2017, Weyland Tech, Inc. (the “Company”) entered into that certain Amended and Restated Software License Agreement by and between the Company and Technopreneur’s Resource Centre Private Limited (the “Amended License Agreement”) and that certain Amended and Restated Sale and Purchase Agreement by and among the Company, Eddie Foong Wai Keong, Zhao Yongxin and Brent Suen (the “Amended Purchase Agreement”).  The Amended Licensing Agreement continues and amends and restates Weyland Tech’s exclusive use of the ‘CreateApp Platform’ together with any instances or variations to it and all current and future revenues and income that are a result of sales, licensing and sub-licensing agreements for an initial ten-year term, which is extendable at the Company’s option for two consecutive five year periods, for a total of twenty years.  The Amended Purchase Agreement provides for the purchase of a controlling interest in Technopreneur’s Resource Centre Private Limited by the Company.  The Amended License Agreement and Amended Purchase Agreement amends and restates the rights of the parties with respect to the (i) that certain MOU dated May 2015, and the subsequent Sale and Purchase Agreement (the “Original Purchase Agreement”), and (ii) the global license agreement relating to the ‘CreateApp Platform’ (the “Global License Agreement”).

In September 2015, we completed the acquisition of rights to Technopreneur’s Resource Centre Private Limited’s ‘CreateApp Platform’ through the Original Licensing Agreement.  Our exclusive license through the Original License Agreement has been described in our prior filings, including most recently our Annual Report on Form 10-K for the period ended December 31, 2016, filed with the SEC on March 31, 2017, as our “Global Exclusive Licensing Agreement”.   The Amended License Agreement clarifies certain terms of our original agreement, and extends the term of the license.

The original Sales and Purchase Agreement, dated May 28, 2015, was subsequently rescinded and pursuant to that rescission certain shares originally issued were canceled. The Amended Purchase Agreement reduces the amount of ownership of Technopreneur’s Resource Centre Private Limited acquired to 55%, rather than 100% in order to reduce the risks related to certain operating liabilities of Technopreneur’s Resource Centre Private Limited discovered during due diligence.

In connection with the rescission of the Original Sales and Purchase Agreement, an aggregate of 8,352,000 shares issued were to be returned to the Company, however, to date two holders of contested share certificates have failed to return an aggregate of 5,050,000 shares.  We are currently engaged in two proceedings in Singapore where the transactions were consummated. We are proceeding toward mediation with one holder of a contested share certificate representing 3,550,000 shares and expect resolution during the third quarter of this year. Separately we are pursuing litigation with a holder of a contested certificate representing 1,500,000 shares. This holder of contested share certificates had sold 800,000 shares of the Company’s stock, while they were subject to a restrictive legend, to a third party for $800,000 in cash.  That third party is currently attempting to register and sell the shares.  While the Company is contesting such transfer as improper and potentially in violation of US securities laws, it has also named this third party as an additional defendant in the suit for amongst other things, the return of those 800,000 shares.

The above descriptions of the Amended Sale and Purchase Agreement and Amended Licensing Agreement are qualified in their entirety by reference to the forms of such documents attached as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

4.1

Form of Sale and Purchase Agreement, dated April 8, 2017, among Weyland Tech Inc., Eddie Foong Wai Keong, Zhao Yongxin and Brent Suen. *

4.2

Form of License Agreement, dated August 9, 2016, between. Weyland Tech Inc and Technopreneur’s Resource Centre Private Limited. *

*

The copy of the Agreement filed herewith has been redacted to remove certain confidential information. We intend to file a confidential treatment request with the Commission regarding this information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYLAND TECH INC.

Dated: April 13, 2017	By: /s/ Brent Y. Suen
Name: Brent Y. Suen
Title: President & CEO